EXHIBIT 99.1  News release (BizWire 3/3/05)

BIO-LOK COMPLETES $3.75 MILLION PRIVATE PLACEMENT OF COMMON STOCK

DEERFIELD BEACH, FL - March 3, 2005 - Bio-Lok International (OTCBB: BLLI), the manufacturer and distributor of the Bio-Lok Precision Dental Implant System, announced today the closing of a $3.75 million private placement. The financing was led by healthcare venture capital firm Radius Ventures with other accredited institutional and individual investors also participating. The placement agent for this transaction was the investment banking firm of Capitalink, L.C.

The private placement proceeds will enable Bio-Lok to accelerate the commercial launch of the Silhouette Laser-LokTM dental implant system. Approved by the FDA in November 2004 and utilizing a proprietary, laser micro-machined surface, the Silhouette Laser-LokTM promotes soft tissue and bone adherence while preventing epithelial down-growth - major advancements in the field of esthetic dentistry. In addition, the proceeds will allow Bio-Lok to pursue the development of the company’s recently patented calcium sulfate time-release bone augmentation technology, BoneGen-TR.

Commenting on the financing, Bruce Hollander, Chief Executive Officer of Bio-Lok stated, “We are very pleased with the level of interest and support that Bio-Lok has received and we are looking forward to working with a leading venture capital firm like Radius Ventures. With this transaction, Bio-Lok can deploy the level of sales and marketing resources necessary to expand its US and global market presence.”

“We are delighted to bring Bio-Lok International into the Radius portfolio”, said Daniel Lubin, Managing Partner of Radius Ventures. “The Silhouette Laser-LokTM system establishes the company as one of the technology leaders in the fast-growing, billion dollar dental implant industry. We are enthusiastic about Bio-Lok’s prospects and look forward to helping this exciting company achieve its enormous potential.”

About Bio-Lok International Inc.
Bio-Lok International Inc is the manufacturer and worldwide distributor of the Bio-Lok Precision Dental Implant System. Bio-Lok & Micro-Lok are names synonymous with quality and leading edge technology. All products report a 99+% success rate. All critical components are manufactured in-house to aerospace tolerances. Although Bio-Lok offers a superior line of screw implants that incorporate many patented features, the “Silhouette” and Silhouette Laser-LokTM, both internal connection and hex-top tapered screw implants are becoming the implant of choice. Bio-Lok is committed to the development of optimum surfaces for the selective growth and attachment of soft tissue and bone. These technical advances will lead the company into other areas of medicine and will allow Bio-Lok to evolve into a stronger implant, bio-materials and bio-surfaces company. For more information please see www.biolok.com.

About Radius Ventures, LLC
Radius Ventures is a New York City-based venture capital firm focused on early stage opportunities within the health and life sciences industry. Founded in 1997, Radius manages two funds with total committed capital of approximately $100 million. Radius seeks opportunities across a broad spectrum including biotechnology and pharmaceuticals, medical devices and products, health and life sciences enterprise and application software, and healthcare services. On a selective basis, Radius considers later-stage health and life sciences investments where the firm can uniquely apply its industry and capital markets experience. For more information, visit: www.RadiusVentures.com.

About Capitalink, LC
Capitalink, L.C. is a nationally recognized investment banking firm. Its team of seasoned professionals possesses diverse expertise in corporate structuring and finance, financial analysis, mergers and acquisitions, going private transactions, and business management. Employing these disciplines, the company provides publicly and privately held businesses and emerging growth companies with a broad range of objective and independent investment banking and advisory services - without distractions or conflicts from other business activities, such as research, retail brokerage or trading. Capitalink’s services include strategic financial guidance and hands-on assistance in mergers and acquisitions; financial transaction analysis and rendering fairness opinions; performing valuations; restructurings; and raising capital and other corporate financing activities.

Forward-Looking Statements
Phrases in this release such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any such forward-looking statements, which speak as of the date made. Further, any such statements are subject to various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of manufacturing, distribution or marketing activities, and competitive and regulatory factors, any or all of which could affect the Company’s financial performance and cause the Company’s actual results for future periods to differ materially from those anticipated by any forward-looking statements. See the periodic reports filed by Bio-Lok International Inc. with the Securities and Exchange Commission on the Commission's website at www.sec.org. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.